Exhibit 10.2
ATHENAHEALTH, INC.
DIRECTOR COMPENSATION PLAN
(Effective June 17, 2010)
     The athenahealth, Inc. (the “Company”) Director Compensation Plan (the “Plan”) applies to “independent” directors. An “independent” director is a non-employee director, who qualifies as independent under the applicable director independence standards of NASDAQ and the Securities and Exchange Commission, and who did not own or was affiliated with any person or entity that owned 5% of more of the outstanding shares of the Company’s Common Stock at the initial public offering, unless an exception is made by the Nominating and Corporate Governance Committee. Independent directors shall receive the following compensation for service on the Board of Directors:
Cash Compensation

Meeting Day Fees (1)	Meeting Fee

In Person – Board Meeting	$3,000
In Person – Committee Meeting	$3,000
By Phone – Board Meeting and Board Calls	$1,000
By Phone – Committee Meeting	$1,000

Retainers (2)	Annual Retainer

Lead Director	$10,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$10,000
Litigation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$10,000

(1)	Meeting Day Fees are per day or partial day for each meeting attended in person or by phone and paid quarterly in arrears.

(2)	Retainers are payable quarterly in arrears and pro-rated for any partial period.
Equity Compensation
Annual Grant
12,200 stock options or 6,100 restricted stock units (or any combination of stock options and restricted stock units at a 2:1 ratio) granted on the first trading day of June of each year, vesting in one year from the grant date. Grants for new directors will be pro-rated for partial year service and granted on the first business day of the month following the later of the initial date of service or the date on which such grant is approved. The number of stock options and restricted stock units will be reviewed annually by the Nominating and Corporate Governance Committee and are subject to change. Directors with equity vesting from equity grants granted prior to the effective date of this Plan will not receive new annual grants until all prior equity grants are fully vested unless an exception is made by the Nominating and Corporate Governance Committee.
In addition to the cash and equity compensation described above, the Company reimburses each member of the Board of Directors for reasonable travel and other expenses in connection with attending meetings of the Board of Directors or committees thereof.
This Plan is prospective from the time of adoption and will not affect any compensation paid or granted before that date. This Plan may be amended from time to time by vote of the Board of Directors. This Plan does not affect the obligations of the Company to indemnify directors as set forth in relevant sections of Company’s certificate of incorporation, by-laws or indemnification agreements. Issues in the application and administration of this Plan will be determined by the Nominating and Corporate Governance Committee.